UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 8, 2013 (January 4, 2013)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2013, the Board of Directors (the “Board”) of Transcept Pharmaceuticals, Inc. (the “Company”) approved the 2013 compensation for the Company’s executive officers, including those officers who are expected to be the Company’s named executive officers for 2013. After considering corporate performance against predetermined goals and objectives, including a decline in the Company’s stock price and the failure to meet the primary efficacy endpoint in the Phase 2 clinical trial of TO-2061, management recommended to the Board that no executive cash bonus awards should be paid with respect to performance in 2012. Management further recommended to the Board that no executive salary increases be made with respect to 2013. The Board accepted management’s recommendations and the following is a summary of the compensation decisions approved by the Board:

Executive Officer	2013 Salary(1)	2012 Cash Bonus(2)	2013 Annual Incentive Option Grant(3)	2013 Target Cash Bonus

Glenn A. Oclassen	$560,000	$0	250,000	50%
President and Chief Executive Officer

Thomas P. Soloway	$350,000	$0	140,000	40%
Executive Vice President, Chief Operating Officer

Nikhilesh N. Singh	$350,000	$0	120,000	40%
Senior Vice President, Chief Scientific Officer

John A. Kollins	$340,000	$0	90,000	35%
Senior Vice President, Chief Business Officer

Leone D. Patterson	$315,000	$0	80,000	35%
Vice President, Chief Financial Officer

(1)	Represents no increase over 2012 salary.
(2)	No cash bonus was approved with respect to 2012.
(3)	2013 Annual Incentive Options were granted under the Company’s 2006 Incentive Award Plan at an exercise price of $5.40 per share (the closing price of the Company’s common stock on The NASDAQ Stock Market on January 7, 2013) and vest monthly thereafter in equal increments over 48 months.

The Company will provide additional information regarding the compensation paid to the named executive officers for fiscal year 2012 in its proxy statement for the 2013 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date:	January 8, 2013	By:	/s/ Leone D. Patterson
			Name:	Leone D. Patterson
			Title:	Vice President, CFO